Ford Motor Company
                               The American Road
                                 P.O. Box 1899
                         Dearborn, Michigan 48121-1899

                                                       January 13, 1999
Mr. Edsel B. Ford II
Ford Motor Company
The American Road
Dearborn, MI  48121

Dear Mr. Ford:

     This will confirm the agreement between you and the Company with respect to consulting and related services.

     1. During the term of the agreement, you will be available for consultation and representation of the Company in various matters, generally as outlined in the attachment, as well as for such other appropriate duties as you and the Company may agree upon, and you will make yourself available to serve as a Director of the Company. Your consulting activities under this agreement shall be coordinated by a Company Representative. The Company Representative shall be the Vice Chairman - Chief of Staff or such other person as the Company shall nominate in writing.

     2. The agreement will commence on January 13, 1999 and will continue in effect until terminated by either party upon 30 days' written notice to the other.

     3. As a condition of the Company's obligations under this agreement, during its term you will not, without the written permission of the Company, engage in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary or in conduct that is inimical to the best interests of the Company, and will hold in confidence product plans and other proprietary information which you have concerning the Company.

     4. In consideration of your agreement described above, the Company will, during the term of the agreement, pay you at the rate of $500,000 per year, payable quarterly, in the form of restricted shares of Ford Motor Company Common Stock, reimburse you for travel-related expenses incurred in connection with work performed under this agreement and provide you with the following facilities: (i) an office within the Company's World Headquarters and a secretary assigned to that office; and (ii) the club memberships for which the Company reimburses you.

     5. This shall not affect your right, as long as you continue to serve as a member of the Board of Directors or any committee thereof, to be paid whatever fees are established from time to time for services in those capacities.

     If the foregoing correctly sets forth the agreement between you and the Company, please sign and return the enclosed copy of this letter.


                                          FORD MOTOR COMPANY



                                          By /s/John M. Rintamaki



AGREED:



/s/Edsel B. Ford II
---------------------
Edsel B. Ford II

                    Attachment to Consulting Agreement


Community Relations

Dealer Relations

Education Projects

Heritage Events

Motorsports